Exhibit 4.3

DEEP SEA MINERALS CORP.

(Formerly “Copperhead Resources Inc.”)

Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Unaudited Condensed Interim Consolidated Statements of Financial Position

As at March 31, 2026 and December 31, 2025

(Expressed in Canadian Dollars)

	As at March 31, 2026	As at December 31, 2025
	$	$
Assets
Current Assets
Cash and cash equivalents	2,942,685	99,735
Other receivables (Note 4)	14,926	4,849
Prepaid expenses	611,866	—
Total Assets	3,569,477	104,584

Liabilities
Current Liabilities
Accounts payable and accrued liabilities (Notes 5 and 10)	235,588	151,596
Total Current Liabilities	235,588	151,596

Shareholders’ Equity (Deficiency)
Share capital (Note 7)	4,768,156	823,188
Contributed surplus (Note 8)	90,551	13,973
Warrants reserve (Note 9)	145,991	—
Accumulated other comprehensive loss	(2,270)	—
Accumulated deficit	(1,668,539)	(884,173)
Total Shareholders’ Equity (Deficiency)	3,333,889	(47,012)
Total Liabilities and Shareholders’ Equity	3,569,477	104,584

Nature of operations and going concern (Note 1)
Subsequent events (Note 14)

Approved and authorized for issue on behalf of the Board of Directors on May 21, 2026:

“Anthony Zelen” (signed)	“Geoffrey Balderson” (signed)
Director	Director

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Unaudited Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

	2026	2025
	$	$
Operating Expenses
Professional and consulting fees (Note 10)	254,642	21,508
Office and general	175,580	453
Advertising and marketing	155,938	—
Stock-based compensation	78,574	—
Management fees (Note 10)	69,500	—
Listing and filing fees	39,868	6,806
Travel, meals and entertainment	12,412	—
Exploration and evaluation expenditures	—	154
Operating Loss before the Undernoted	(786,514)	(28,921)

Other Income
Finance income	103	1,128
Foreign exchange gain	49	—
Net Loss	(786,362)	(27,793)

Other Comprehensive Loss
Exchange loss on translation of foreign operations	(2,270)	—
Comprehensive Loss	(788,632)	(27,793)

Weighted Average Number of Shares Outstanding	27,430,574	12,426,033

Net Loss per Share – basic and diluted	(0.03)	(0.00)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Unaudited Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Contributed Surplus	Warrants Reserve	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	#	$	$	$	$	$	$
Balance, December 31, 2024	11,823,700	705,438	77,849	—	—	(633,880)	149,407
Issuance of shares from private placement (Note 7)	1,230,000	92,250	—	—	—	—	92,250
Issuance pursuant to option agreement	300,000	25,500	—	—	—	—	25,500
Net loss for the period	—	—	—	—	—	(27,793)	(27,793)
Balance, March 31, 2025	13,353,700	823,188	77,849	—	—	(661,673)	239,364

Balance, December 31, 2025	13,353,700	823,188	13,973	—	—	(884,173)	(47,012)
Issuance of shares from private placement (Note 7)	10,550,425	4,220,170	—	—	—	—	4,220,170
Share issue costs (Note 7)	—	(129,211)	—	—	—	—	(129,211)
Share issue costs - finder's warrants (Notes 7 and 9)	—	(145,991)	—	145,991	—	—	—
Stock-based compensation (Note 8)	—	—	78,574	—	—	—	78,574
Cancellation of stock options (Note 8)	—	—	(1,996)	—	—	1,996	—
Exchange differences on translating foreign operations	—	—	—	—	(2,270)	—	(2,270)
Net loss for the period	—	—	—	—	—	(786,362)	(786,362)
Balance, March 31, 2026	23,904,125	4,768,156	90,551	145,991	(2,270)	(1,668,539)	3,333,889

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Unaudited Condensed Interim Consolidated Statements of Cash Flows

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

	2026	2025
	$	$
Cash Flows Used in Operating Activities
Net loss for the period	(786,362)	(27,793)
Adjustments for non-cash items:
Stock-based compensation (Note 9)	78,574	—
	(707,788)	(27,793)
Changes in non-cash working capital:
Other receivables	(10,077)	(1,992)
Prepaid expenses	(611,866)	—
Accounts payable and accrued liabilities	83,992	(59,039)
Cash Flows used in Operating Activities	(1,245,739)	(88,824)

Cash Flows from Financing Activities
Proceeds from private placement financing (Note 7)	4,220,170	92,250
Issuance costs paid on financing (Note 7)	(129,211)	—
Cash Flows provided by Financing Activities	4,090,959	92,250

Increase in cash	2,845,220	3,426
Effect of foreign exchange on cash	(2,270)	—
Cash, beginning of period	99,735	210,190
Cash, end of period	2,942,685	213,616

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

1.	Nature of Operations and Going Concern

Deep Sea Minerals Corp. (formerly “Copperhead Resources Inc.”) (the “Company”) was incorporated on February 17, 2022 under the Business Corporations Act (British Columbia). On January 26, 2026, the Company changed its name to Deep Sea Minerals Corp. to better reflect the nature of a change of business, which is the acquisition, exploration and development of deep-sea mineral assets. The Company’s registered office and records office is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, Canada. The Company’s head office and mailing address is located at Suite 1600 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2, Canada.

The Company’s common shares are publicly traded on the Canadian Securities Exchange (the “CSE”) under the stock symbol “SEAS,” on the OTCQB Venture Market under the stock symbol “DSEAF,” and on the Frankfurt Stock Exchange under the stock symbol “X450”.

The Company is a subsea mineral exploration and development company focused on evaluating opportunities to support the supply of minerals through the acquisition, exploration and development of deep-sea mineral assets. The recovery of the amounts comprising deep-sea mineral assets is dependent upon the confirmation of economically recoverable reserves, the ability of the Company to obtain necessary financing to successfully complete their exploration and development, and upon future profitable production.

These unaudited condensed interim consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. At as March 31, 2026, the Company had not yet achieved profitable operations, had accumulated losses of $1,668,539 (December 31, 2025 – accumulated losses of $884,173) since its inception, and expects to incur further losses in the development of its business, all of which casts significant doubt about the Company’s ability to continue as a going concern. A number of alternatives, including but not limited to, selling an interest in one or more of its assets or completing a financing, are being evaluated with the objective of funding ongoing activities and obtaining working capital. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future and repay its liabilities arising from normal business operations as they become due.

These unaudited condensed interim consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying unaudited condensed interim consolidated financial statements. Such adjustments could be material.

2.	Basis of Preparation

(a)	Statement of Compliance

These unaudited condensed interim consolidated financial statements have been presented in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements, including IAS 34 – Interim Financial Reporting.

The accounting policies and methods of computation applied by the Company in these unaudited condensed interim consolidated financial statements are the same as those applied in the Company’s annual audited consolidated financial statements for the year ended December 31, 2025. The unaudited condensed interim consolidated financial statements do not include all the information and note disclosures required for full annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2025.

(b)	Basis of Presentation

These unaudited condensed interim consolidated financial statements were prepared under the historical cost basis except for financial instruments which are measured at fair value. In addition, these unaudited condensed interim consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

2.	Basis of Preparation (continued)

(c)	Basis of Consolidation

These unaudited condensed interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as follows:

Name	Jurisdiction	Percentage Owned
Deep Sea Minerals Corp.	British Columbia, Canada	100%
American Deep Sea Minerals Corp. [1]	Texas, United States	100%
Deep Sea Minerals (Cook Islands) Limited [1]	Cook Islands	100%

[1]	Subsidiary’s name was changed from American Ocean Minerals Corp. on April 9, 2026..
[2]	Subsidiary was incorporated on March 27, 2026, and was dormant during the three months ended March 31, 2026.

These unaudited condensed interim consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating inter-entity balances and transactions.

(d)	Functional Currency

These unaudited condensed interim consolidated financial statements for the Company and its subsidiaries are prepared using their functional currencies. Functional currency is the currency of the primary economic environment in which an entity operates. The presentation currency of the Company is Canadian dollars (“CAD”). The functional currency of Deep Sea Minerals Corp. is the Canadian dollar and of the wholly-owned subsidiaries, American Ocean Minerals Corp. and Deep Sea Minerals (Cook Islands) Limited, is the US dollar.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined. All gains and losses on translation of these foreign currency transactions are charged to the statement of operations.

On consolidation, the assets and liabilities of foreign operations reported in their functional currencies are translated into CAD, the Company’s presentation currency, at period-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into CAD using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in accumulated other comprehensive income (loss).

(e)	Significant Accounting Judgments and Estimates

The preparation of these unaudited condensed interim consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, revenue, and expenses. These are consistent with those noted in the Company’s audited consolidated financial statements for the year ended December 31, 2025, unless otherwise noted.

3.	Summary of Material Accounting Policies

The material accounting policies applied by the Company in these unaudited condensed interim consolidated financial statements are the same as those noted in the Company’s audited consolidated financial statements for the year ended December 31, 2025, unless otherwise noted below.

(a)	Adoption of New Accounting Policies

The Company adopted the following amendments, effective January 1, 2026. The changes were made in accordance with the applicable transitional provisions. The Company had assessed that there was no material impact upon the adoption of these amendments on its consolidated financial statements:

IFRS 9 – Financial Instruments (“IFRS 9”) and IFRS 7 – Financial Instruments: Disclosures (“IFRS 7”)

In May 2024, the IASB issued narrow scope amendments to IFRS 9 and IFRS 7. The amendments were incorporated into Part I of the CPA Canada Handbook – Accounting in October 2024. The amendments provide clarification that a financial liability is derecognized on the ‘settlement date’, i.e., the date on which the liability is extinguished as the obligation specified in the contract is discharged or cancelled or expired and provide an accounting policy option to derecognize a financial liability that is settled in cash using an electronic payment system before the settlement date if specified criteria are met.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

3.	Summary of Material Accounting Policies (continued)

(a)	Adoption of New Accounting Policies (continued)

IFRS 9 – Financial Instruments (“IFRS 9”) and IFRS 7 – Financial Instruments: Disclosures (“IFRS 7”) (continued)

An entity that elects to apply this derecognition option shall apply it to all settlements made through the same electronic payment system. The amendments also clarify how to assess the contractual cash flow characteristics of financial assets with contingent features, including environmental, social and corporate governance (ESG) linked features and clarify that, for a financial asset to have ‘non-recourse’ features, the entity’s ultimate right to receive cash flows must be contractually limited to the cash flows generated by specified assets. The amendments also include factors that an entity should consider when assessing the cash flows underlying a financial asset with non-recourse features (the ‘look through’ test), clarify the characteristics of the contractually linked instruments that distinguish them from other transactions; and add new disclosure requirements for investments in equity instruments designated at fair value through other comprehensive income and financial instruments that have certain contingent features.

(b)	Recent Accounting Pronouncements

At the date of authorization of these unaudited condensed interim consolidated financial statements, the IASB and the IFRIC have issued a number of new standards, amendments to standards and interpretations which are effective for annual periods beginning on or after January 1, 2027. Many are not applicable or do not have a significant impact to the Company and have been excluded.

IFRS 18 – Presentation and Disclosure of Financial Statement (“IFRS 18”)

In April 2024, the IASB issued the new standard of IFRS 18. The standard aims to bring more transparency and comparability to the financial performance of companies, enabling investors to make better investment decisions. IFRS 18 introduces three sets of new requirements: improved comparability of the profit or loss statement (statement of income), improved transparency of management-defined performance measures, and more useful grouping of information in financial statements. IFRS 18 will replace IAS 1 – Presentation of Financial Statements. This standard becomes effective for years beginning on or after January 1, 2027, and companies may apply it earlier subject to authorization by relevant regulators. The Company is currently assessing the impacts to ensure that all information complies with the standard.

4.	Other Receivables

As at March 31, 2026, the Company’s other receivables balance comprises amounts in respect of Goods and Services Tax/Harmonized Sales Tax refunds. Subsequent to period-end, the Company received these sales tax refunds in full.

5.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities of the Company are primarily comprised of amounts outstanding incurred in the normal course of business. The usual credit period taken for trade purchases is between 30 to 90 days.

	March 31, 2026	December 31, 2025
	$	$
Trade payable	179,184	127,657
Accrued liabilities	56,404	23,939
	235,588	151,596

6.	Loan Agreement

On January 16, 2026, the Company entered into a loan agreement (the “Loan Agreement”) with an arm’s length lender (the “Lender”). Pursuant to the Loan Agreement, the Company can obtain an unsecured loan of $50,000 (the “Loan”) from the Lender, which does not bear any interest from the date of advance to April 16, 2027 (the “Maturity Date”). The Company may repay the Loan on or before the Maturity Date but, if any portion of the Loan remains outstanding following the Maturity Date, the Loan will bear an interest of 5% per annum, accrued monthly, starting on the Maturity Date, until the Loan is paid in full to the Lender. As of March 31, 2026, the Company has not drawn on the loan.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

7.	Share Capital

Share capital transactions for the three months ended March 31, 2025

On January 20, 2025, the Company issued 300,000 common shares to an optionor as consideration for entering into an amendment to an option agreement (see Note 12). These common shares were valued at $25,500 based on the Company’s closing share price on the date of issuance and the amount was capitalized as mineral property interests on the consolidated statements of financial position.

On March 4, 2025, the Company closed a non-brokered private placement (the “Private Placement”). The Company issued 1,230,000 common shares at a price of $0.075 per share, for gross proceeds of $92,250.

Share capital transactions for the three months ended March 31, 2026

On February 6, 2026, the Company closed a non-brokered private placement (the “Offering”) of common shares in the capital of the Company by the issuance of 10,550,425 common shares at $0.40 per common share for gross proceeds of $4,220,170. In connection with the Offering, the Company paid total issuance cost of $129,211, including finder’s fees to eligible finders consisting of $95,620 in cash, and 239,050 common share purchase warrants (each, a “Finder’s Warrant”). Each Finder’s Warrant is exercisable to acquire one common share at an exercise price of $0.40 for a period of 24 months from the date of issuance.

8.	Stock Options

The stock option plan of the Company provides that the board of directors (the “Board”) of the Company may from time to time, in its discretion and in accordance with the CSE requirements, grant to directors, officers, consultants and employees of the Company, non-assignable and non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 10% of the total issued and outstanding common shares of the Company, exercisable for a period of up to five (5) years from the date of the grant.

Cancellation of options

On January 1, 2026, 25,000 stock options were forfeited by a former officer of the Company. An amount of $1,996, representing the grant date fair value of these options was transferred to accumulated deficit upon the cancellation.

Grant of stock options

On February 10, 2026, the Company granted 575,000 stock options to certain directors, officers, and consultants. The options are exercisable at a price of $0.99 per common share for a period of five years, with vesting over a period of six months to 24 months. The options were valued using the Black-Scholes valuation model (“Black-Scholes”) with the following assumptions: expected volatility of 110%, expected dividend yield of 0%, risk-free interest rate of 2.87% and an expected life of five years. The grant date fair value attributable to these options was $452,623, of which $78,574 was recorded as stock-based compensation in connection with the vesting of options during the three months ended March 31, 2026.

The following table summarizes information of stock options outstanding and exercisable as at March 31, 2026:

Date of expiry	Number of options outstanding	Number of options exercisable	Exercise price	Weighted average remaining contractual life
	#	#	$	Years
December 1, 2028	150,000	150,000	0.10	2.67
February 10, 2031	575,000	—	0.99	4.87
	725,000	150,000	0.81	4.42

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

9.	Warrants

On February 6, 2026, the Company issued 239,050 Finders’ Warrants in connection with the Offering, as disclosed in Note 7. Each Finder’s Warrant is exercisable to acquire one Share at an exercise price of $0.40 for a period of 24 months from the date of issuance. The grant date fair value of these Finder’s Warrants issued was estimated to be $145,991 using Black-Scholes with the following assumptions: expected volatility of 99%, expected dividend yield of 0%, risk-free interest rate of 2.55% and an expected life of two years.

The following table summarizes information of warrants outstanding as at March 31, 2026:

Date of expiry	Number of warrants outstanding	Exercise price	Weighted average remaining life
	#	$	Years
February 6, 2028	239,050	0.40	1.85
	239,050	0.40	1.85

10.	Related Party Transactions

In accordance with IAS 24 – Related Party Disclosures, key management personnel, including companies controlled by them, are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. All related party transactions are incurred in the normal course of operations and have been measured at the agreed amount, which is the amount of consideration established and agreed to by the related parties.

During the three months ended March 31, 2026, Mayfair Energy Ventures, LLC (“Mayfair”), a company controlled by the Chief Executive Officer of the Company, charged fees of $50,000 (2025 – $nil) for services provided to the Company, which are included in management fees. As at March 31, 2026, $21,447 (December 31, 2025 – $nil) owing to Mayfair was included in accounts payable and accrued liabilities. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the three months ended March 31, 2026, Davlan Management Inc. (“Davlan”), a company owned by the Chief Financial Officer (“CFO”) of the Company, charged fees of $19,500 (2025 – $nil) for services provided to the Company, which are included in management fees. As at March 31, 2026, $6,825 (December 31, 2025 – $nil) owing to Davlan was included in accounts payable and accrued liabilities. The amount outstanding is unsecured, non-interest bearing and due on demand. Subsequent to the period-end, the CFO had resigned from her position (see Note 14).

During the three months ended March 31, 2026, a non-executive director received a fee of $4,500 as consideration for services provided to the Company, which are included in professional and consulting fees. As at March 31, 2026, $4,500 (December 31, 2025 – $nil) owing to the director was included in accounts payable and accrued liabilities. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the three months ended March 31, 2025, an entity in which a former director of the Company is also a director and shareholder, charged professional fees of $10,500 for services provided to the Company. As at March 31, 2026, $Nil was owed to the former director and its affiliated entity (December 31, 2025 – $7,617 included in accounts payable and accrued liabilities).

Share-based compensation

During the three months ended March 31, 2026, the Company recorded stock-based compensation of $69,631 (2025 – $nil), in connection with the vesting of options granted to certain officers and directors on February 11, 2026, as disclosed in Note 8.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

11.	Exploration and Evaluation Expenditures

Red Line Project

On April 6, 2022, the Company entered into an option agreement (the “Option Agreement”) with Romios Gold Resources Inc (“Romios”), pursuant to which the Company had the option to acquire 75% of Romios’ interest in a group of properties located in Northwest British Columbia, collectively referred to as the Red Line Project (the “Red Line Project”).

On January 10, 2025, the Company entered into an amendment (the “Amendment”) to the Option Agreement with Romios. As consideration for entering into the Amendment, the Company issued 300,000 common shares to Romios on January 20, 2025.

On September 29, 2025, the Company withdrew from the Option Agreement on the Red Line Project, following an internal portfolio and capital allocation review by management. An impairment of $78,000 was recorded to write down the recoverable value of the Red Line Project to $Nil.

During the three months ended March 31, 2025, exploration and evaluation (“E&E”) expenditures of $154 were incurred on the Red Line Project.

Twilite Gold Project

On August 18, 2025, the Company entered into an option agreement (the “Twilite Option Agreement”) with TRU Precious Metals Corp. (“TRU”) pursuant to which the Company has the option to acquire a 100% ownership interest in 65 mineral claims located in Central Newfoundland and known as the Twilite Gold Project (the “Twilite Gold Project”).

Pursuant to the Twilite Option Agreement, the Company can exercise the option to acquire a 100% interest of the Twilite Gold Project by:

i)	Paying $25,000 in cash on August 18, 2025 (paid);

ii)	On or before August 18, 2027, incurring exploration expenditures of $75,000 plus applicable tax; &

iii)	On or before August 18, 2027, paying an additional $200,000 in cash to TRU; and issuing such number of common shares to TRU as is equal in value to $300,000, at a deemed price per common share equal to the closing price of the common shares on the CSE on the day immediately prior to the share issuance.

Upon exercise of the Twilite Option Agreement, the Company will grant TRU a 2.0% net smelter returns royalty from any future mineral production at the Twilite Gold Project.

As at December 31, 2025, management has determined to strategically focus the business, which constitute a redeployment of assets and resources that constitutes a “Change of Business” under the policies of the CSE. As the Company intends to dispose of its interest in the Twilite Option Agreement, an impairment of $25,000 was recorded to write down the recoverable value of the Twilite Gold Project to $Nil.

12.	Financial Instruments and Risk Management

The Company is exposed to various risks as it relates to financial instruments. Management, in conjunction with the Board, mitigates these risks by assessing, monitoring, and approving the Company’s risk management process. There have not been any changes in the nature of these risks or the process of managing these risks from the previous reporting periods.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s cash is held with a reputable Canadian chartered bank, which are closely monitored by management. The Company does not have any asset-backed commercial paper. The Company maintains cash deposits with Schedule A financial institution, which from time to time may exceed federally insured limits. The Company has not experienced any significant credit losses and believes it is not exposed to any significant credit risk.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

12.	Financial Instruments and Risk Management (continued)

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company manages liquidity risk by ensuring that it has sufficient cash and other financial resources available to meet its needs.

As at March 31, 2026, the Company had a cash balance of $2,942,685 (December 31, 2025 – $99,735) to settle current liabilities of $235,588 (December 31, 2025 – $151,596). The Company manages liquidity risk by maintaining adequate cash reserves and by continuously monitoring forecasts and actual cash flows for a rolling period of 12 months to identify financial requirements. Where insufficient liquidity may exist, the Company may pursue various debt and equity instruments for short or long-term financing.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flow of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not have any financial liabilities with variable interest rates. The Company does maintain bank accounts which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

Price risk

The ability of the Company to explore its mineral assets and the future profitability of the Company are directly related to the market price of precious metals. Management monitors precious metals prices to determine the appropriate course of action to be taken by the Company.

Foreign exchange risk

Foreign exchange risk is the risk that the Company will be subject to foreign currency fluctuations in satisfying obligations related to its foreign activities. From time to time, the Company may make purchases in USD, and it may be exposed to foreign exchange risk with respect to USD. At this stage, management believes the foreign exchange risk derived from currency conversions is negligible. The foreign exchange risk is therefore manageable and not significant. The Company does not currently use any derivative instruments to reduce its exposure to fluctuations in foreign exchange rates.

Capital management

The Company defines its capital as shareholders’ equity. The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration and development of deep sea mineral assets. The Board does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage. As such, the Company has historically relied on the equity markets to fund its activities.

In addition, the Company is dependent upon external financing to fund activities. In order to carry out planned exploration and pay for administrative costs, the Company will need to raise additional funds. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geological or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There have been no changes in the Company’s approach to capital management since the end of the last reporting period.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three Months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

12.	Financial Instruments and Risk Management (continued)

Fair value hierarchy

Fair value estimates of financial instruments are made at a specific point in time based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values. The Company’s financial instruments consist of cash and cash equivalents, other receivables, and accounts payable. The fair value of these financial instruments approximates their carrying value due to their short-term nature.

The Company classifies financial instruments recognized at fair value in accordance with a fair value hierarchy that includes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are described below:

●	Level 1 - valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

As at March 31, 2026, the Company’s financial instruments carried at fair value consisted of its cash balance, which had been classified as Level 1. There were no financial assets or liabilities measured and recognized in the consolidated statements of financial position at fair value that would be categorized as Level 2 or 3 in the fair value hierarchy above.

13.	Segment Information

The Company operates in one reportable operating segment, being the acquisition and exploration in the deep-sea minerals sector. As the operations comprise a single reporting segment, the amounts disclosed also represent segment amounts.

14.	Subsequent Events

Grant and cancellation of stock options

On April 2, 2026, the Company granted 75,000 options to a consultant. The options are exercisable at $1.20 per common share for a period of five years, with vesting over a period of six months to 16 months.

On April 8, 2026, the CFO resigned and voluntarily forfeited 100,000 of the 150,000 previously granted to her on February 10, 2026.

On May 15, 2026, 150,000 stock options were forfeited by a former officer of the Company.

Grant of RSUs

On April 2, 2026, the Company granted 200,000 performance-based restricted share units (each, a “RSU”) to an officer. The specific performance criteria will be determined by the Board at a later date but are expected to include the following:

●	Securing concession for deep sea exploration;

●	Securing tech partnerships for harvesting tech; and

●	Securing US government support/funding.

On April 15, 2026, the Company granted 100,000 RSUs to a director. The RSUs vest over a period of one year with 25% vesting every three months subsequent to the grant date.

Subsidiary’s name change

On April 9, 2026, the Company’s Texas-based subsidiary, American Ocean Minerals Corp. changed its name to American Deep Sea Minerals Corp.